Exhbit 99

CACI Reports Record First Quarter Results

Contract awards of over $625 million in the quarter Diluted earnings per share up 37% to $0.44 for the quarter Revenue up 25% for the quarter to $235.7 million Guidance for fiscal year 2004 increased

Arlington, VA, October 22, 2003 – CACI International Inc (NYSE: CAI), a leading information technology and solutions provider to the federal government, announced today record results for its first fiscal 2004 (FY04) quarter ending September 30, 2003. Net income in the quarter increased 38 percent while revenue was up 25 percent compared to the first fiscal quarter of fiscal year 2003 (FY03). The increase in earnings and revenue in the quarter resulted from continuing growth in CACI’s systems integration, engineering services, and knowledge management offerings of its domestic operations. This growth is a result of the company’s strategic focus on national security and the reshaping of the way government agencies communicate, use and disseminate information, deliver services, and conduct business.

Higher First Quarter Margins Driven by Operational Efficiencies and Contributions of Acquisitions

Net income for the first quarter of FY04 was $13.0 million, or $0.44 per diluted share, an increase of 38 percent over net income of $9.4 million, or $0.32 per diluted share, reported in the first quarter of FY03. Revenue for the quarter was $235.7 million, an increase of 25 percent over first quarter revenue of $188.0 million. Operating income in the quarter was $20.6 million, an increase of 40 percent over first quarter FY03 operating income of $14.7 million. For the first quarter, the operating margin increased to 8.7 percent from 7.8 percent a year earlier. The higher operating margin was driven primarily by operational cost efficiencies and cost synergies associated with acquisitions. Overall growth of the company’s operations, including recent acquisitions, continued to be driven by increased demand for mission-critical support for intelligence community customers, knowledge management, engineering and logistics, and systems integration support for the Department of Defense (DoD) and civilian agencies. This growth was slightly offset by continued softness in demand for IT services in the United Kingdom.

First Quarter Highlights

The following highlights occurred during the first fiscal quarter:

•	We received contract awards totaling over $625 million.
•	Revenue from federal civilian agency customers increased 31 percent, primarily from higher volumes of work for customers such as the Department of Veterans Affairs, the Securities and Exchange Commission, the Department of Justice, the Bureau of Customs and Border Protection, and the national intelligence community.

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•	Revenue from DoD customers increased 26 percent, driven primarily by increased demand from customers such as the U.S. Navy’s Chief of Naval Aviation, the Naval Surface Warfare Command, the U.S. Army’s Communications-Electronics Command and strategic and tactical organizations in the military intelligence community.
•	We signed a definitive agreement to acquire C-CUBED Corporation (C-CUBED), which provides specialized services in support of C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance) initiatives to clients in the DoD, federal civilian, and intelligence communities. The transaction closed on October 15, 2003.

Commentary

Commenting on the results, Dr. J.P. London, CACI’s Chairman, President, and Chief Executive Officer, said, “This quarter, all elements of our growth strategy contributed to our results and provided a foundation for a strong performance for the balance of FY04. While continuing our strong operational performance, we won all of our recompeted contracts. We won significant amounts of new business across the federal government. And, we announced and subsequently closed another accretive acquisition that brings us new customers and enhances our capabilities. Our first quarter performance is a clear indication of where CACI is headed. As a high-end provider of information technology services and solutions to the federal government, we anticipate strong growth across all major areas of our business.”

Dr. London continued, “Our record first quarter results reflect our ability to produce higher profitability while sustaining the overall growth of CACI. Our continued focus on national security and information technology solutions that will aid the transformation of how our government operates remains the key to our growth. It has enabled us to position CACI for the future by winning significant awards that establish new customer relationships. Through this strategy, we expect to continue to meet the demand of our federal customers and add future value for our shareholders.”

Company Increases Guidance for FY04

The company also issued updated guidance, which includes the C-CUBED acquisition. The table below summarizes the guidance ranges for the second quarter and full fiscal year 2004 and shows the change over the same periods in FY03:

(In millions except for earnings per share)	Q2 FY04	Change	Total FY04	Change

Revenue	$250-$260	22%-27%	$1,020-$1,050	21%-25%

Net Income	$13.2-$13.8	25%-30%	$54.9-$56.7	23%-27%

Diluted earnings per share	$0.44-$0.46	22%-28%	$1.83-$1.89	20%-24%

Diluted weighted average shares	29.9		30.0

Investors are reminded that actual results may differ from these estimates for the reasons described below.

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Conference Call Information

The company has scheduled a conference call for 8:30 AM Eastern time Thursday, October 23rd, during which management will be making a brief presentation focusing on first quarter results, operating trends and its expectations. A question-and-answer session will follow to allow further discussion of the results and the company’s future expectations. Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s Internet site at www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern time Thursday, October 23rd, and can be accessed through CACI’s homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 6,900 employees working in over 100 offices worldwide. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, (the UK economy is experiencing a downturn that affects the Registrant’s UK operations) including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, particularly in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete acquisitions appropriate to achievement of our strategic plans; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company’s Securities and Exchange Commission filings.

For investor information contact: David Dragics, Vice President, Investor Relations (703) 841-7835, ddragics@caci.com	For other information contact: Jody Brown, Senior Vice President, Public Relations (703) 841-7801, jbrown@caci.com

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Summary Financial Tables CACI International Inc Amounts in thousands, except per share amounts)

	Quarter Ended
Income Statement Data:	9/30/2003 (unaudited)	9/30/2002

Revenue	$ 235,745	$ 187,978
Costs and Expenses
Direct costs	145,827	114,681
Indirect costs and selling expenses	65,516	55,843
Depreciation and amortization	3,837	2,768

Operating expenses	215,180	173,292
Operating income	20,565	14,686
Interest income	(348)	(318)

Income before income taxes	20,913	15,004
Income taxes	7,947	5,629

Net income	$ 12,966	$ 9,375

Basic earnings per share	$ 0.45	$ 0.33

Diluted earnings per share	$ 0.44	$ 0.32

Weighted average shares used in per share computations:
Basic	28,858	28,445
Diluted	29,720	29,304

Statement of Operations Data Quarter Ended
	9/30/2003	9/30/2002

Gross profit margin	38.1%	39.0%
Operating profit margin	8.7%	7.8%
Net profit margin	5.5%	5.0%

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Summary Financial Tables (continued) CACI International Inc Condensed Consolidated Balance Sheets (Amounts in thousands)

	9/30/2003 (unaudited)	6/30/2003

ASSETS:
Current assets
Cash and cash equivalents	$ 81,758	$ 73,735
Marketable securities	15,359	15,291
Accounts receivable
Billed	185,013	179,202
Unbilled	19,801	18,891

Total accounts receivable	204,814	198,093
Other current assets	10,294	10,791

Total current assets	312,225	297,910

Property and equipment, net	17,545	18,634
Goodwill & intangible assets	217,558	218,708
Other	28,696	26,798

Total assets	$576,024	$562,050

LIABILITIES & SHAREHOLDERS’ EQUITY:
Current liabilities
Notes payable	$ 4,548	$ 4,558
Accounts payable	20,017	20,739
Accrued compensation & benefits	39,774	44,460
Other current liabilities	45,594	45,568

Total current liabilities	109,933	115,325

Postretirement & other long-term obligations	16,529	14,619
Other long-term liabilities	10,688	10,571

Shareholders’ equity	438,874	421,535

Total liabilities & shareholders’ equity	$576,024	$562,050

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Summary Financial Tables (continued) CACI International Inc Condensed Consolidated Statement of Cash Flows (Amounts in thousands)

	9/30/2003	9/30/2002
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 12,966	$ 9,375
Reconciliation of net income to net cash provided by
operating activities
Depreciation and amortization	3,837	2,768
Provision for deferred income taxes	(366)	1,561
Changes in operating assets and liabilities
Accounts receivable	(6,914)	742
Other current assets	(2,675)	(1,707)
Accounts payable and accrued expenses	4,847	359
Accrued compensation & benefits	(4,686)	(4,859)
Other current liabilities	(1,867)	(2,730)
Other	2,112	2,630

Net cash provided by operating activities	7,254	8,139

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property & equipment	(1,275)	(1,883)
Purchases of businesses	—	(16,249)
Net purchases of marketable securities	(68)	(19,294)
Other assets	412	(409)

Net cash used in investing activities	(931)	(37,835)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,857	344
Purchase of common stock for treasury	(1,241)	(3)

Net cash provided by financing activities	1,616	341
Effect of exchange rates on cash and equivalents	84	498

Net increase in cash and equivalents	8,023	(28,857)
Cash and equivalents, beginning of period	73,735	131,049

Cash and equivalents, end of period	$ 81,758	$ 102,192

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Summary Financial Tables (Continued)

Revenue by Customer Type

	Quarter Ended

(dollars in thousands)	9/30/2003		9/30/2002		$ Change	% Change

Department of Defense	$149,709	63.5%	$118,805	63.2%	$ 30,904	26.0%
Federal Civilian Agencies	69,627	29.5%	53,256	28.3%	16,371	30.7%
Commercial	11,997	5.1%	12,590	6.7%	(593)	-4.7%
State and Local Government	4,412	1.9%	3,327	1.8%	1,085	32.6%

Total	$235,745	100.0%	$187,978	100.0%	$ 47,767	25.4%

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